Exhibit 21.1

List of Subsidiaries

As of December 31, 2025

Name	Jurisdiction of Organization	Ownership
TotalStone, LLC	Delaware	100% (direct)
Northeast Masonry Distributors, LLC	Massachusetts	100% (through TotalStone)
TotalStone Properties, LLC	Delaware	100% (through TotalStone)
NEM Purchaser, LLC	Delaware	100% (through TotalStone)
CS Purchase Holdings, LLC	North Carolina	100% (direct)
Carolina Stone Holdings, LLC	North Carolina	100% (through CS Purchase Holdings)
Carolina Stone Distributors, LLC	North Carolina	100% (through Carolina Stone Holdings)
Instone Canada Corp.	Alberta, Canada	100% (direct)
Fraser Canyon Holdings, Inc.	British Columbia, Canada	100% (through Instone Canada Corp.)
Canadian Stone Inc.	British Columbia, Canada	100% (through Fraser Canyon Holdings)
Canadian Stone (Partnership)	British Columbia, Canada	100% (through Fraser Canyon Holdings; Canadian Stone Inc. is General Partner)
Klad Envelope Solutions Inc.	British Columbia, Canada	100% (through Fraser Canyon Holdings)
Continental Stone Industries Inc.	Delaware	100% (through Fraser Canyon Holdings; dormant, no assets or liabilities)